Exhibit 4.1

Polar Molecular Holding Corporation

No. A	Common Stock
Purchase Warrants

CERTIFICATE FOR COMMON STOCK

PURCHASE WARRANTS

1. This Warrant Certificate certifies that                         , or registered assigns (“Warrant Holder”), is the registered owner of the above-indicated number of Warrants expiring on the Exercise Date specified in Section 2 (“Expiration Date”). Each Warrant entitles the Warrant Holder to purchase one share of Common Stock (“Share”), from Polar Molecular Holding Corporation, a Delaware corporation (“Company”), at a purchase price of US $0.10 per share (as may be adjusted from time to time, the “Exercise Price”) during the period commencing upon issuance and terminating on the Expiration Date (“Exercise Period”), upon surrender of this Warrant Certificate with the Warrant Exercise Form attached hereto duly completed and executed with payment of the Exercise Price at the offices of the Company, 4600 S. Ulster Street, Suite 940, Denver, CO 80237 but only subject to the conditions set forth herein.

2. If at any time after the date of issuance of this Warrant Certificate the Common Stock of the Company trades, in its primary trading market, at a trading price of US $0.25 (twenty-five cents) per share or higher for fifteen (15) consecutive business days, the Expiration Date may be accelerated. At any time after such fifteenth day (the “Final Trading Day”) the Company may notify the Warrant Holder by certified mail or overnight mail, return receipt requested (the “Acceleration Notice”), that the Expiration Date is accelerated and that the Warrants will expire, unless exercised, at the end of thirtieth (30th) calendar day following the date that the Warrant Holder receives the Acceleration Notice . The “trading price” of the Common Stock for purposes of determining whether the Exercise Price shall be accelerated shall be the closing price reported on the principal trading market on which the Common Stock is traded or if no such closing price is reported on any day, the closing bid price as reported for such date.

3. Any Warrant that is not exercised before 5:00 p.m. Mountain Time on the Expiration Date or the accelerated Expiration Date described above, shall become void and no longer exercisable.

4. Upon due presentment for transfer of this Warrant Certificate at the offices of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants, subject to any adjustments made in accordance with the provisions of this Warrant, shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in this Warrant.

5. The Warrant Holder of the Warrants evidenced by this Warrant Certificate may exercise all or any whole number of such Warrants during the Exercise Period by payment of the Exercise Price in lawful money of the United State in cash or by check payable to the order of the Company. If, upon exercise of any Warrants evidenced by this Warrant Certificate, the number of Warrants exercised shall be less than the total number of Warrants so evidenced, there shall be issued to the Warrant Holder a new Warrant Certificate evidencing the number of Warrants not so exercised.

6. The Exercise Price and/or number of Shares issuable upon exercise of this Warrant shall be subject to adjustment as follows:

(a)	In the event, prior to the expiration of the Warrants by exercise or by their terms, the Company shall issue any shares of its Common Stock as a share dividend or shall subdivide the number of outstanding shares of Common Stock into a greater number of shares, then, in either of such events, the Exercise Price per share of Common Stock purchasable pursuant to the Warrants in effect at the time of such action shall be reduced proportionately and the number of shares purchasable pursuant to the Warrants shall be increased proportionately. Conversely, in the event the Company shall reduce the number of shares of its outstanding Common Stock by combining such shares into a smaller number of shares, then, in such event, the Exercise Price per share purchasable pursuant to the Warrants in effect at the time of such action shall be increased proportionately and the number of shares of Common Stock at that time purchasable pursuant to the Warrants shall be decreased proportionately. Any dividend paid or distributed on the Common Stock in shares of any other class of the Company or securities convertible into shares of Common Stock shall be treated as a dividend paid in Common Stock to the extent that shares of Common Stock are issuable on the conversion thereof. After each adjustment of the Exercise Price pursuant to this Section 6(a), the number of shares of Common Stock purchasable on the exercise of each Warrant shall be the number derived by multiplying the Shares issuable upon exercise of the Warrant by a fraction, the numerator of which is the original Exercise Price and the denominator of which is the adjusted Exercise Price.

(b)	In case of any recapitalization or reorganization of the Company or any reclassification or change of outstanding shares of Common Stock issuable upon exercise of this Warrant, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification or change—other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination - of outstanding shares of Common Stock issuable upon exercise of this Warrant), or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, issue a new warrant, providing that the Warrant Holder shall have the right to exercise such new warrant and procure upon such exercise the kind and the amount of securities, money and property receivable upon such recapitalization, reorganization, reclassification, change, consolidation, merger, sale or transfer by a holder of securities issuable upon exercise of this Warrant had it been exercised immediately prior to such recapitalization, reorganization, reclassification, change, consolidation, merger, sale or transfer. Such new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this subsection (b) shall similarly apply to successive recapitalizations, reorganizations, reclassifications, changes, consolidations, mergers, sales and transfers.

(c)	Upon each adjustment in the Shares issuable upon exercise of this Warrant pursuant to this Section 6, the Exercise Price shall be adjusted, to the nearest one hundredth of one cent, to the product obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by a fraction the numerator of which shall be the Shares issuable upon exercise of this Warrant immediately prior to such adjustment and the denominator of which shall be the Shares issuable upon exercise of this Warrant immediately thereafter.

(d)

Whenever the Shares issuable upon exercise of this Warrant or the Exercise Price shall be adjusted pursuant to this Section 6, an officer of the Company shall prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the board of directors made any determination hereunder), and the Shares issuable upon exercise of this Warrant and Exercise Price after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed to the Warrant Holder promptly after each adjustment.

7. The Company shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the exercise of this Warrant, such number of Shares as shall be issuable upon the exercise of this Warrant. The Company covenants and agrees that, upon exercise of this Warrant and payment of the Exercise Price therefor, all Shares issuable upon such exercise shall be duly and validly issued, fully paid and nonassessable.

8. This Warrant shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado, without giving effect to conflicts of law, rules or principles.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its President and by its Secretary.

Polar Molecular Holding Corporation

By

Mark Nelson, President and CEO

WARRANT EXERCISE

For value received, the undersigned registered holder of the attached Warrant (i) elects to exercise this Warrant to purchase              shares of Polar Molecular Holding Corporation Common Stock at the exercise price of $0.10 per share, and to purchase Additional Shares of such Common Stock and (ii) makes payment of $                , and requests that the certificates for such shares be issued in the name of the holder of this Warrant, and mailed to the address of the undersigned on file with Polar Molecular Holding Corporation.

Dated:

(Signature must conform in all respects to name
of holder as specified on the face of Warrant)

(Street Address)

(City), (State) (Zip Code)